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                                                                      EXHIBIT 4


                {LETTERHEAD OF COMMUNITY BANK SHARES OF INDIANA, INC.}





                                  November 14, 1997


Dear Shareholder:

    We are pleased to announce the availability of the Community Bank Shares of Indiana, Inc. Dividend Reinvestment Plan. This Plan enables you to apply your dividends on our common stock toward the purchase of additional shares of Company common stock.

    The Company will pay all brokerage commissions and administrative fees connected with your participation in the Plan. This will ensure that the full amount of your reinvested dividends will be applied to the purchase of additional shares. However, if a Participant directs the Plan administrator to sell his or her shares, or terminates his or her interest in the Plan, the Participant will be charged an administrative fee incurred in connection with the sale of such shares by the Plan administrator or the termination of a Participant's interest in the Plan.

    The Plan is a convenient and economical way for you to increase your ownership of Company common stock. Participation in the Plan is entirely voluntary, and you may enroll or withdraw at any time. If you do not enroll in the Plan, you will continue to receive your regular dividend checks in the mail.

    The enlcosed Prospectus and brochure include important details about your Dividend Reinvestment Plan. Please read this information carefully to see if the Plan is right for you.

    The Plan is administered by Registrar and Transfer Company, the Company's stock transfer agent. You may enroll in the Plan by having all registered owners sign the enclosed Authorization Card and mailing it to Registrar and Transfer Company in the enclosed prepaid envelope.

                                       Sincerely,



                                       Robert E. Yates
                                       President and Chief Executive Officer

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                        Community Bank Shares of Indiana, Inc.
                              Dividend Reinvestment Plan


THE COMPANY

         Community Bank Shares of Indiana, Inc. (the "Company") is an Indiana corporation and the bank holding company for Community Bank of Southern Indiana and Heritage Bank of Southern Indiana (the "Banks"). Community Bank of Southern Indiana and Heritage Bank of Southern Indiana are state-chartered stock commercial banks headquartered in New Albany, Indiana and Jeffersonville, Indiana, respectively. The Banks are regulated by the Indiana Department of Financial Institutions and the Federal Deposit of Insurance Corporation (the "FDIC").

    The offices of the Company are located at 202 East Spring Street, New Albany, Indiana 47150. The telephone number of the Company is (812) 944-2224.

         The Company publishes Annual Reports, Proxy Statements and other periodic reports which are made available to its shareholders. All such reports are hereby incorporated by reference into the description of the Company in this Dividend Reinvestment Plan (the "Plan"). The Company will provide, without charge, to each person to whom a copy of the Plan is delivered, on the oral or written request of any such person, a copy of any or all of the foregoing documents. Written requests for such copies should be made to Community Bank Shares of Indiana, Inc., 202 East Spring Street, New Albany, Indiana 47150,
Attention: Pamela Echols.

THE PLAN

         The Plan described in this brochure offers you the opportunity to increase your investment in the Company's common stock, par value $.10 per share (the "Common Stock"), with no brokerage commissions or administrative fees of any kind. The Plan permits you to use all or a portion of your cash dividends to purchase additional whole and fractional shares of Common Stock. The Plan is administered by the Company's stock transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016 ("R&T").

INVESTMENT CONSIDERATIONS

    The purchase price of stock purchased under the Plan is based upon the market price of the Common Stock.

    Shares of Common Stock purchased under the Plan are NOT deposit accounts of the Banks and are NOT insured by Federal Deposit Insurance Corporation or any other governmental organization. Shares of Common Stock are subject to market risk and possible loss of investment.
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    The Plan permits you to invest your Company cash dividends in additional shares of Common Stock. Instead of sending all or a portion of your regular dividend check to you, R&T will use your dividend to purchase whole and fractional shares of Common Stock and credit them to your account. Dividends on the shares credited to your account under the Plan will also be reinvested for you, thereby compounding your investment. All shares purchased pursuant to this Plan will be purchased either directly from the Company, in which case they will be issued by the Company out of treasury shares or its legally authorized but unissued shares of Common Stock, or on the open market at then current market prices. The choice of whether shares will be purchased from the Company or on the open market will be determined by the Company in its discretion, based on the best interests on the Company.

    The purchase price for shares of Common Stock purchased through the Plan directly from the Company will be equal to the average market price of shares of the Common Stock for the ten business days preceding the dividend payment date. The purchase price for shares of Common Stock purchased through the Plan on the open market will be R&T's actual purchase price.

    The Company will pay all brokerage commissions and administrative fees connected with your participation in the Plan. The only cost will be a termination fee if you decide to withdraw from the Plan.

ACCOUNT STATEMENTS

    You will receive an account statement from R&T each time that shares are purchased for you under the Plan. The statement will show the total number of whole and fractional shares in your account to date, as well as the amount of the most recent dividend, the number of shares purchased and the price per share. You should retain all account statements for your personal accounting and record keeping purposes.

ELIGIBILITY

    Participation in the Plan is limited to registered shareholders of record of the Common Stock. Any shareholder whose common shares are registered in names other than their own (i.e., the name of a brokerage firm, bank or nominee) must become a shareholder of record by having their shares transferred into their own name in order to participate in the Plan. Once you have become a registered shareholder of record, you will be eligible to participate in the Plan and may do so by completing an authorization card.

ENROLLMENT

    To enroll in the Plan, just complete the enclosed authorization card and return it to R&T in the enclosed envelope. On the card, you will indicate whether you want all of your dividends reinvested in Common Stock or 25%, 50% or 75% of such dividends reinvested. If your signed authorization card is received at least 10 business days before a dividend payment date, the Plan will go into effect for you with that dividend. Otherwise, your

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participation will be deferred until the next dividend.  Your  participation in the Plan will apply to all shares that are registered to you at time of enrollment, plus all shares that you acquire while your authorization remains in effect. If you sell all of your shares for which you have a certificate, but your participation in the Plan is not terminated, dividends on the shares held in your account under the Plan will continue to be reinvested.

TAXATION OF DIVIDENDS

    You will be taxed on the dividends that are reinvested on your behalf, just the same as you would have been if they had been paid directly to you. In addition, the amount of any brokerage commissions and administrative fees paid for you by the Company in connection with the purchase of shares, will be taxed as income to you. At year-end R&T will send all applicable tax information to you and to the Internal Revenue Service. If you have any remaining tax questions, you should consult your personal tax advisor.

CERTIFICATES

    Shares purchased for your account under the Plan will normally be held by R&T, without charge. If you wish, however, a certificate or certificates for whole shares credited to your account will be delivered to you upon your written request to R&T. R&T will impose a certificate fee of $15 per request.

VOTING OF SHARES

    You will be given the right to direct R&T to vote any whole shares (but not fractional shares) held for you under the Plan on the record date for a vote. Shares for which no voting directions are received will not be voted.

FRACTIONAL SHARES

    While you are a participant in the Plan, the entire amount of your dividend payment will be used to purchase shares of Common Stock. If the amount is not equal to an exact number of whole shares, your account will be credited with a fractional share (calculated to four decimal places). A fractional share will earn dividends for you, in proportion to the size of the fraction just as full shares do.

WITHDRAWAL FROM PLAN

    You may terminate or change your level of participation in the Plan at any time and for any reason. To withdraw from the Plan, simply give written notice to R&T at least 10 business days before a dividend payment date. Your notice should include a termination fee of $25. Upon termination, you will receive a certificate for the number of whole shares credited to your account under the Plan, plus a check for any fraction of a share, valued at the then current market price of Common Stock.
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QUESTIONS AND CORRESPONDENCE

    Please direct all questions and correspondence regarding the Plan to:

Registrar and Transfer Company
Dividend Reinvestment Plan
10 Commerce Drive
Cranford, NJ 07016
Telephone: 1-800-368-5948

    Be sure to refer to Community Bank Shares of Indiana, Inc. or enclose the top portion of your account statement with all correspondence.

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                                 Terms and Conditions
                        Community Bank Shares of Indiana, Inc.
                              Dividend Reinvestment Plan



    (a) Participation; Agent: The Plan is available to shareholders of record of the Common Stock. R&T, acting as agent for each participant in the Plan, will apply cash dividends which become payable to such participant on shares of Common Stock (including shares held in the participant's name and shares accumulated under the Plan), to the purchase of additional whole and fractional shares of stock for such participant. Each participant shall direct whether all or a specified percentage (25%, 50% or 75%) of his or her dividends will be reinvested.

    (b) Stock Purchases: In making purchases for the accounts of participants, R&T may commingle the funds of one participant with those of other participants in the Plan. In the case of each purchase, the price per share for each participant's account for shares purchased with reinvested dividends shall be the average price of all shares purchased during that dividend period, with the price of each share determined in accordance with the Dividend Reinvestment section hereof. At the discretion of the Company, purchases may be made directly from the Company or on the open market, at such prices and on such terms as R&T shall determine its discretion. R&T shall have no responsibility with respect to the market value of the Common Stock acquired for participants under the Plan.

    (c) Timing Of Purchases: R&T will make every reasonable effort to invest all dividends as promptly after receipt as possible. Participant's funds held by R&T prior to purchase during this period will not bear interest. Investment in the Common Stock will then be completed as soon as possible.

    (d) Account Statements: Following each purchase of shares, R&T will mail to each participant an account statement showing the cash dividends and optional cash payments received, the number of shares purchased, the price per share, and the participant's total shares accumulated under the Plan.

    (e) Expenses: There will be no expenses to participants for the administration of the Plan. Brokerage commissions and administrative fees associated with the Plan, if any, will be paid by the Company.

    (f) Taxation of Dividends: The reinvestment of dividends does not relieve the participant of any taxes which may be payable on such dividends. In addition, brokerage commissions and administrative fees paid by the Company, if any, on behalf of the participant, may constitute additional income. Dividends paid on accumulated shares, and the amount of brokerage commissions and administrative fees paid by the Company on behalf of each participant, will be included in an annual information return filed with the Internal Revenue Service. A copy of the return will be sent to the participant, or the

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information included in the return will be shown on the participant's final account statement for the year.

    (g) Stock Certificates: No share certificates will be issued to a participant unless the participant so requests or until the participant's account is terminated. Such requests must be made in writing to R&T, and must be accompanied by a check or money order in the amount of $15 in payment of the certificate fee. No certificates for fractional shares will be issued.

    (h) Voting of Shares: In connection with any matter requiring the vote of shareholders of the Company, Plan participants shall be entitled to direct R&T to vote all whole shares held on their account in the Plan. Fractional shares will not be voted.

    (i)  Termination of Participation:   A participant may terminate
participation in the Plan at any time by written instructions to R&T. Notice of termination must be accompanied by a termination fee of $25. To be effective on a dividend payment date, the Notice of Termination must be received by R&T at least 10 business days before that dividend payment date. Upon receipt of Notice of Termination from the participant, R&T will send to the participant a certificate for all whole shares in the participant's account. Fractional shares credited to the terminated account will be paid in cash at the then prevailing market rate. R&T may also terminate any participants account at any time in its discretion by notice in writing mailed to the participant.

    (j) Stock Dividends, Stock Splits, Rights: Any stock dividends or stock splits on the Common Stock applicable to shares belonging to a participant under the Plan, whether held in the participant's account or in the participant's own name, will be credited to the participant's account. In the event the Company makes available to its shareholders rights to purchase additional shares or securities, participants under the Plan will receive a subscription warrant for all such rights directly from R&T.

    (k) Limitation of Liability: Neither the Company nor R&T shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to this agreement; nor shall they have any duties, responsibilities or liabilities except as are expressly set forth herein; nor shall they be liable for any act done in good faith or for any good faith omission to act; nor shall they have any liability in connection with an inability to purchase shares or with respect to the timing or the price of any purchase.

    (l) Amendment of Plan: This agreement may be amended, supplemented or terminated by the Company or R&T at any time by the delivery of written notice to each participant at least 30 days prior to the effective date of the amendment, supplement or termination. Any amendment or supplement shall be deemed to be accepted by the participant unless, prior to its effective date, R&T receives written Notice of Termination of the participant's account.

    (m) Governing Law: This agreement and the authorization card signed by the participant (which is deemed a part of this agreement) and the participant's account shall

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be governed by and construed in accordance with the laws of the State of
Indiana.  This agreement cannot be changed orally.


                        COMMUNITY BANK SHARES OF INDIANA, INC.
                              Dividend Reinvestment Plan